EXHIBIT 3.174
Translation from the German Language
Articles of Association
of
Omni-Pac Ekco GmbH Verpackungsmittel
§1
Name of the Company; Registered Office
1.1	The firm name of the Company is:
Omni-Pac Ekco GmbH Verpackungsmittel
1.2	The registered office of the Company is in Hamburg.
§2
Object of the Company
2.1	The object of the Company is the distribution of packaging material of any kind, packaging machinery as well as machinery for the food processing industry.
2.2	The Company is entitled to carry out all activities and take all measures expedient and beneficial for the foregoing object of the Company.
2.3	The Company is furthermore entitled to set up, acquire or participate in similar or other companies at home and abroad, and to establish representative offices and branches.
§3
Term of the Company, Fiscal Year
3.1	The term of the company is not limited to any specific period of time.
3.2	The business year of the Company is the calendar year. The first business year of the Company commences upon its registration with the Commercial Register and ends on the next following 31 December.

§4
Stated Capital
1.1.	The stated capital of the Company amounts to EUR 25,000 (in words: twenty-five thousand euros).

1.2	The shareholders make the following capital contributions to the stated capital:
a)	Pactiv Deutschland Holdinggesellschaft mbH a capital contribution of EUR 24,900 (in words: twenty-four thousand nine hundred euros);
b)	Omni-Pac Ekco Verpackungsmittel Verwaltungs GmbH a capital contribution of EUR 100 (in words: one hundred euros).
§5
Management and Representation
5.1	The company has one or several managing directors (Geschäftsführer). The managing directors are appointed and removed by the shareholders meeting.

5.2	If only one managing director is appointed, the company is represented solely by him/her.

5.3	If several managing directors are appointed, the company is represented by two managing directors acting jointly or by one managing director acting jointly with a Prokurist [holder of a special statutory power of representation].

5.4	The shareholders meeting can grant one, several, or all managing directors the right of individual representation and/or exemption from the restrictions of Section 181 German Civil Code.
§6
Transactions Requiring Approval
6.1	The managing directors must not without the prior approval of shareholders’ resolution take business transactions and measures beyond the ordinary course of business.

6.2	The shareholders meeting is entitled to make business transactions and measures entirely dependent on its approval. For this purpose, the shareholders meeting may draw up catalogues of transactions and measures subject to approval or resolve on rules of procedure.

6.3	In the individual case and in general, the shareholders meeting may give instructions to the management.
§ 7
Shareholders Meetings
7.1	Shareholders meetings are summoned by one or several managing directors, independent of their power of representation. All shareholders have to be invited to the shareholders meeting with a notice period of two weeks in writing, by fax or email, together with the agenda. In calculating this term, the day of dispatch of the invitation and the day of the meeting shall not be counted. The ordinary shareholders meeting shall be held on an annual basis. Shareholders meetings may — to the extent permissible — also be held abroad.

7.2	Resolutions of the shareholders are taken in shareholders’ meetings. Shareholders resolutions without summoning and holding a shareholders meeting by casting votes either orally, in writing, by fax or telegram as well as facsimile or email are permissible if all shareholders agree.

7.3	Shareholders resolutions require simple majority of the votes cast, unless a higher majority is prescribed by the articles of association or by law.

7.4	For shareholders resolutions, each nominal EUR 100 (in words: one hundred euros) of a share grant one vote. Shares do not count for the quorum and in voting if and to the extent that any due capital contributions have not yet been paid in.

7.5	The shareholders may have themselves represented by authorised representatives, both in shareholders meetings and in resolutions without shareholders meeting.

7.6	The shareholders are — to the extent permissible — exempt from the restrictions of Section 47 German Limited Liability Companies Act (GmbHG).

§8
Financial Statements
8.1	The management shall within the statutory periods after expiry of a business year prepare the financial statements (annual balance sheet with profit and loss account and the notes) and the management report.

8.2	The financial statements and the management report are — if required by law or shareholders resolution — to be audited by an independent auditor to be appointed by the shareholders meeting before they are presented to the ordinary shareholders meeting for adoption.

8.3	The shareholders meeting resolves on the financial statements and appropriation of profits. In their resolution on the appropriation of profits, the shareholders can transfer amounts to the capital reserves or carry profits forward.
§9
Consolidation of Shares
Several shares held by one shareholder can be consolidated to a unified share by shareholders resolution and approval of the respective shareholder.
§ 10
Publications
10.1	Publications of the Company are made exclusively in the electronic Federal Gazette (Bundesanzeiger).

10.2	Notifications to the shareholders are to be addressed to the address last known to the Company.
§ 11
Severability Clause
If any provisions of these Articles of Association are or become invalid or unenforceable as a whole or in part, the validity of the remaining provisions shall not be affected thereby. The same shall apply if it later turns out that the Articles of Association contain a gap. The invalid or unenforceable provision shall be replaced by a valid or enforceable provision which is closest to the provision intended by the shareholders. This analogously applies in the event of a gap in the Articles of Association.